Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) was originally entered into on March 23, 2007, and became effective on March 26, 2007 (the “Effective Date”), by and between KAYDON CORPORATION, a Delaware corporation (the “Company”), and JAMES O’LEARY, an individual (“Executive”), was amended effective February 14, 2008, and is hereby further amended and restated, effective October 23, 2008, to reflect the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other clarifying changes.
WITNESSETH:
WHEREAS, the Company has employed the Executive as its President and Chief Executive Officer, and the Executive desires to continue his employment on the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
1. Employment and Duties.
(a) The Company hereby agrees to employ Executive for the Term (as hereinafter defined) as its President and Chief Executive Officer. The Executive shall have such management and oversight responsibilities and authority as are necessary to efficiently administer the affairs of the Company and as are customary of a President and Chief Executive Officer. All powers herein granted to the Executive are subject to supervisory approval of the Board, and the Executive may be given such further reasonably related supervisory duties, powers and prerogatives as may be delegated to him from time to time by said Board. The Executive shall report exclusively to the Board and further shall render such advice to the Board as said Board may from time to time request. In addition, during the Term the Company will cause the Executive to be nominated for re-election as a Director of the Company.
(b) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, use the Executive’s reasonable best efforts to perform faithfully such responsibilities. Executive is required to work those business hours customarily necessary to perform properly such duties and responsibilities normally associated with the position of President and Chief Executive Officer. In performing such duties hereunder, Executive shall comply with the policies and procedures as adopted from time to time by the Board, shall give the Company the benefit of his special knowledge, skills, contacts and business experience, shall perform his duties and carry out his responsibilities hereunder in a diligent manner. For a transition period to extend no later than May 1, 2007, the Executive may provide advisory services to Beazer Homes USA, Inc. so as to expedite and facilitate his full time transition into the Company with the prior approval of the Board. Such advisory services shall not unreasonably interfere with the services to be rendered by the Executive hereunder.

(c) During the Term, it shall not be a violation of this Agreement for the Executive to (i) with the prior approval of the Board in each case (which approval shall not be unreasonably withheld or delayed), serve on corporate, civic or charitable boards or committees, (ii) with the prior approval of the Board in each case, deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not significantly interfere or constitute a conflict of interest with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
(d) The principal location for performance of Executive’s services hereunder shall be at the offices of the Company in Ann Arbor, Michigan, subject to reasonable travel requirements during the course of such performance. Executive shall not be required, without his consent, to regularly report to any office of the Company which is located more than fifty (50) miles from the Company’s current office location, provided Executive shall be expected to travel to the extent reasonably necessary to fulfill his responsibilities.
2. Employment Term. The term of Executive’s employment hereunder (the “Term”) shall commence effective as of the date hereof and shall continue thereafter until terminated in accordance with Section 4 below.
3. Compensation and Benefits.
(a) Base Salary. During the Term, the Executive shall receive an annual base salary (“Annual Base Salary”) in the amount of at least Seven Hundred Thousand ($700,000.00) Dollars, payable in accordance with the Company’s normal payroll practices (but not less frequently than monthly). During the Term, the Annual Base Salary shall be reviewed by the Compensation Committee (for purposes of increase only) at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(b) Bonuses; Stock Incentive Plans. Executive shall be eligible to and shall participate in the Company’s bonus, stock option, restricted stock and other stock incentive plans at the discretion of the Compensation Committee of the Board. The amount and terms of, and the targets, conditions and restrictions applicable to each bonus or other incentive award shall be subject to the provisions of any such plan and of the applicable award by the Company. Notwithstanding the foregoing:
(i) under the Company’s Executive Management Bonus Program (the “EMBP”), Executive shall be entitled to a performance bonus equal to 100% of annual base salary in any year of the Term during which the Company’s EBITDA performance achieves 100% of the Target EBITDA goal established by the Compensation Committee pursuant to the EMBP (the “Target Bonus”), and a supplemental bonus equal to 100% of annual base salary, pro-rated for each percentage that the Company’s EBITDA performance exceeds the Target EBITDA goal established by the Compensation Committee pursuant to the EMBP but is less than the maximum limit set by the Compensation Committee, until the total of Target Bonus and the supplemental bonus equals 200% of the Executive’s annual base salary. Anything contained herein to the contrary notwithstanding, in the event that the EMBP is no longer in effect (or is reduced or modified downward in any material respect), the Company will establish a comparable performance incentive plan that will provide for annual cash bonuses to Executive resulting in total payments to Executive not less than those which Executive is currently entitled to receive under this provision.

(ii) within ten (10) business days from the Effective Date, upon action by the Compensation Committee, the Company shall grant Executive non-qualified stock options to acquire 250,000 shares of common stock of the Company in accordance with the terms and conditions of the Kaydon Corporation 1999 Long-Term Stock Incentive Plan (the “1999 Plan”). The option agreement relating to such options shall provide that (A) such options shall vest and become exercisable with respect to 50,000 shares on each anniversary of the date of grant, subject to acceleration as provided in Sections 4(f)(v) and 5(e) below, (B) the strike price for all such options shall be the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant and (C) such options shall expire on the day prior to the tenth anniversary of the date of grant. In the event of any conflict between the terms of the 1999 Plan and this Agreement, this Agreement shall govern and control and shall be deemed to be an amendment to the 1999 Plan.
(iii) within ten (10) business days from the Effective Date, upon action by the Compensation Committee, the Company shall grant Executive a restricted stock award for 100,000 shares of common stock of the Company in accordance with all of the terms and conditions of the 1999 Plan. The agreement relating to such shares of restricted stock shall provide that (A) the restrictions pertaining to such shares shall terminate with respect to 20,000 shares on each anniversary of the date of grant, subject to acceleration as provided in Sections 4(f)(v) and 5(e) below, and (B) so long as the Executive is employed by the Company, the Executive shall be entitled to receive any dividends declared and payable by the Company with respect to such restricted stock held by the Executive, regardless of whether said stock has vested or become unrestricted at such time. In the event of any conflict between the terms of the 1999 Plan and this Agreement, this Agreement shall govern and control and shall be deemed to be an amendment to the 1999 Plan.
(iv) within ten (10) business days from the Effective Date, upon action by the Compensation Committee, the Company shall grant Executive a restricted stock award for 10,000 shares of common stock of the Company in accordance with all of the terms and conditions of the 1999 Plan. The agreement relating to such shares of restricted stock shall provide that (A) the restrictions pertaining to such shares shall terminate on the first anniversary of the date of grant, subject to acceleration as provided in Sections 4(f)(v) and 5(e) below and (B) so long as the Executive is employed by the Company, the Executive shall be entitled to receive any dividends declared and payable by the Company with respect to such restricted stock held by the Executive, regardless of whether said stock has vested or become unrestricted at such time. In the event of any conflict between the terms of the 1999 Plan and this Agreement, this Agreement shall govern and control and shall be deemed to be an amendment to the 1999 Plan. The Executive shall purchase an equal number of shares of the Company’s common stock within thirty (30) days of the Effective Date and shall retain ownership of at least 10,000 shares of Company common stock during the Term.

(c) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs (the “Programs”) applicable generally to other most senior executives of the Company and its affiliated companies. The Programs currently include, without limitation, the Kaydon Corporation Retirement Plan (the “Retirement Plan”), the Kaydon Corporation Supplemental Executive Retirement Plan (the “SERP”) and the Kaydon Corporation Executive Management Bonus Plan (the “Bonus Plan”). Notwithstanding the foregoing or anything contained in the applicable Programs to the contrary, the Company agrees that, with respect to the Executive’s participation in the SERP, the Executive shall be entitled to the following (and the SERP shall be amended, as of the Effective Date, to provide for the following):
(i) the Executive shall be eligible for benefits under the SERP on the Effective Date (i.e., for all purposes of the SERP, the Executive shall be deemed to be sixty-five (65) years of age on the Effective Date) and the Executive shall remain a participant in the SERP during the Term;
(ii) the Executive shall be 100% vested under the SERP on the Effective Date, regardless of whether the Executive is vested under the Retirement Plan;
(iii) the Executive shall be entitled to a lump sum payment from the SERP upon a Separation from Service (as defined below) from the Company within two years following a Change in Control (as defined in Section 5(h)(iv)), said payment to be made in cash and, subject to Section 11 below, shall be paid within thirty (30) days following the Date of Termination. The payment described in this paragraph (iii) shall be in lieu of any other benefit that Executive would otherwise receive under the SERP.
(iv) the Executive shall be entitled to ten (10) years of additional credited service on the Effective Date and, thereafter, each day of the Executive’s actual credited service shall entitle the Executive to one (1) day of additional credited service, subject to a maximum of thirty (30) years of credited service. By way of example, after two years of actual credited service with the Company, the Executive shall have fourteen (14) years of credited service under the SERP (i.e., 10 + 2 + 2);
(v) the Executive shall be deemed to be a person identified in Appendix C to the SERP as eligible for additional credited service; and
(vi) the definition of a “Change in Control” shall be as set forth in Section 5(h)(iv) below.

For purposes of this Agreement, the term “Separation from Service” shall mean the Executive’s termination of Employment with the Company, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treas. Reg. § 1.409A-1(h). Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Executive has been providing services to the Company for less than 36 months). If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.
As used in the definition of “Separation from Service,” the term Company shall mean the entity for which the Executive performs services and with respect to which the legally binding right to compensation deferred or contributed under this Agreement arises, and shall include all other entities with which the Company would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable, provided that an ownership threshold of 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (i) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (ii) Treas. Reg. § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
(d) Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other most senior executives of the Company and its affiliated companies.
(e) Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred in the performance of his duties under this Agreement, subject to approval in accordance with the Company’s standard reimbursement policies. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefore shall be in accordance with policies and procedures to be established from time to time by the Board. If the Company determines that such an expense qualifies for reimbursement, the Company will reimburse Executive for that expense within 30 days following such determination and in any event no later than the end of the calendar year following the calendar year in which the expense is incurred.

(f) Office and Support Staff. During the Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, consistent with the Executive’s position and title.
(g) Vacation. During the Term, Executive shall be entitled to twenty (20) working days of compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of Executive’s duties hereunder. Any unused vacation time from any fiscal year shall be subject to accumulation or forfeiture in accordance with Company policy as in effect from time to time. Executive also shall be entitled to such periods of sick leave as is customarily provided by the Company to its senior executive employees.
(h) Relocation. The Company shall reimburse Executive for reasonable and actual relocation expenses incurred in moving from his present primary residence in the Atlanta, Georgia area to the Ann Arbor, Michigan area. The following reasonable expenses shall be reimbursed, provided Executive submits adequate documentation (for example, receipts, closing documents, etc.) substantiating the expenses: costs for packing, moving and insuring household goods and automobiles; costs for storage of household goods prior to moving into a new residence; costs associated with house hunting trips to Ann Arbor; costs associated with temporary housing (a small, furnished apartment in the Ann Arbor area) for Executive; costs associated with the purchase of a new home in the Ann Arbor area (including, without limitation, closing costs, legal fees, home inspections, title insurance, mortgage broker fees and transfer taxes, “points” or “origination fees” not to exceed 1%); costs associated with the sale of Executive’s current residence (including, without limitation, closing costs, legal fees, transfer taxes, any real estate broker commissions and mortgage prepayment penalties). All of the foregoing (Subsections (i) through (viii) above) and Section 3(i) below shall be “grossed-up”, so-called, to the extent not otherwise tax deductible to the Executive, to take into account income tax consequences to Executive.
(i) Attorneys’ Fees. The Company shall reimburse Executive for the actual and reasonable expenses incurred by Executive for having this Agreement prepared and/or reviewed by an attorney.
(j) Life Insurance. During the Term, the Company shall maintain a term life insurance policy covering the life of Executive in the face amount of not less than $2,000,000.00 with respect to which the Executive shall have the right to designate the beneficiary. Upon the Executive’s Separation from Service for any reason, the Company shall, within thirty (30) days after such Separation from Service (unless delayed in accordance with Section 11 of this Agreement), transfer (without cost to the Executive), free and clear of liens and security interests, the ownership of said life insurance to Executive or his designee.
The Company warrants and represents to the Executive that this Agreement, including, without limitation, the grants and amendments to the 1999 Plan and the SERP contemplated hereby, have been duly authorized and approved by the Compensation Committee of the Board and the Board.

4. Termination of Employment for Death or Disability; Other Termination Absent any Change in Control.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Disability of the Executive occurs during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 10(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred and twenty (120) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:
(i) any act or failure to act by Executive done with the intent to harm in any material respect the financial interests or reputation of the Company or any affiliated companies;
(ii) Executive being convicted of (or entering a plea of guilty or nolo contendere to) a felony (other than a felony involving a motor vehicle not involving alcohol or drugs);
(iii) Executive’s dishonesty, misappropriation or fraud with regard to the Company or any affiliated companies, including (but not limited to) any falsification of company records or reports (other than good faith expense account disputes);
(iv) a grossly negligent act or failure to act by Executive which has a material adverse affect on the Company or any affiliated companies;
(v) the material breach by Executive of his agreements or obligations under this Agreement which has a material adverse effect on the Company, which breach, if curable, is not cured by Executive within fifteen (15) days (i.e., calendar days) after written notice from the Company which specifically identifies the material breach which the Company believes that Executive has committed; or
(vi) the continued refusal to follow the directives of the Board or its designees which are consistent with Executive’s duties and responsibilities identified in Section 1 hereof; provided that the foregoing refusal shall not be “cause” if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board in writing.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive;
(ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive;
(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 1(e) hereof, which is not remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Executive; or
(iv) the material breach by the Company of any of its other material obligations under this Agreement, which breach, if curable, is not cured by the Company within fifteen (15) days after written notice from the Executive which specifically identifies the material breach which the Executive believes that the Company has committed permitted by this Agreement.
Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30 day period immediately preceding the twelve (12) month anniversary of a Change in Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.
(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or, subject to applicable cure periods, any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
(f) Obligations of the Company. If, during the Term, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason, then:
(i) the Company shall pay to the Executive in a lump sum in cash, subject to Section 11 below, within thirty (30) days following the Date of Termination, the aggregate of the following amounts: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unpaid annual bonus (“Annual Bonus”) respecting any completed fiscal year ending prior to the Date of Termination, (3) the product of (x) the Highest Annual Bonus (hereinafter defined) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”). The timing of payment by the Company of any deferred compensation shall remain subject to any payment election previously made by the Executive. The term “Highest Annual Bonus” shall mean the highest of the Executive’s aggregate bonuses (whether paid or deferred) under all of the Company’s annual incentive and/or bonus plans (including, without limitation, the Bonus Plan) during the last three full fiscal years prior to the Date of Termination or for such lesser period as the Executive has been employed by the Company (annualized in the event that the Executive was not employed by the Company for the whole of any such fiscal year).
(ii) the Company shall pay to the Executive in a lump sum in cash, subject to Section 11 below, within thirty (30) days following the Date of Termination, an amount equal to two (2) times the sum of (1) Executive’s Annual Base Salary (at the rate in effect on the Date of Termination), and (2) the Highest Annual Bonus;

(iii) for a period two (2) years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, but subject to applicable insurance company and other legal requirements, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(d) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time within two (2) years thereafter with respect to other peer executives and their families; provided, however, that if the Executive becomes reemployed with another employer and receives medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other employer-provided plan during the two (2) year period referenced herein. Notwithstanding the foregoing, if the Executive’s benefits referenced herein or the level of coverage cannot be continued due to Internal Revenue Service or insurance company restrictions, the Company shall provide the Executive with such substantially equivalent benefits or such additional benefits as shall be necessary to make the benefits to the Executive and/or the Executive’s family substantially equivalent, even if the payment or coverage of such benefits shall be provided through other sources; and
(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(v) all stock options, restricted stock awards, long-term incentive plan benefits and any other benefits that are subject to vesting based upon the continued employment of the Executive which would become vested, unrestricted or exercisable within the two (2) year period immediately following the Date of Termination shall automatically become vested, unrestricted and/or exercisable, as the case may be.
(g) Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination.
(h) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive or the Executive’s legal representative in a lump sum in cash, subject to Section 11 below, within thirty (30) days following the Date of Termination.
(i) Cause. If the Executive’s employment shall be terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (A) his Annual Base Salary through the Date of Termination, (B) the amount of any compensation previously deferred by the Executive, and (C) Other Benefits, in each case to the extent theretofore unpaid.

(j) Other than for Good Reason. If the Executive voluntarily terminates employment during the Term, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash, subject to Section 11 below, within thirty (30) days following the Date of Termination.
5. Termination of Employment Following a Change in Control.
(a) Termination. In the event that Executive’s employment is terminated by the Company other than for Cause, or is terminated by the Executive for Good Reason, (i) during the period beginning on the date a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control and ending on the complete abandonment of that effort or (ii) at any time within three (3) years following the date on which a Change in Control occurs, then the Company shall provide to Executive the rights and benefits described in this Section 5 in lieu of all other benefits of a severance nature under Section 4(f) of this Agreement. The specific arrangements referred to in this Section 5 are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which are or may become available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.
(b) Accrued Benefits. The Company shall pay to the Executive in a lump sum in cash, subject to Section 11 below, within 30 days after the Date of Termination, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unpaid Annual Bonus respecting any completed fiscal year ending prior to the Date of Termination, (3) the product of (x) the greater of (i) the Highest Annual Bonus, and (ii) the target bonus for the year during which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. Anything contained herein to the contrary notwithstanding, the timing of payment by the Company of any deferred compensation shall remain subject to the terms and conditions of the applicable deferred compensation plan and any payment election previously made by the Executive.
(c) Additional Payment. The Company shall pay to the Executive in a lump sum in cash, subject to Section 11 below, within 30 days after the Date of Termination, an amount equal to three (3) times the sum of (x) the Executive’s Annual Base Salary and the greater of (A) the Highest Annual Bonus or (B) the target bonus for the year during which the Date of Termination occurs.

(d) Continuation of Benefits. For three (3) years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(d) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three (3) years after the Date of Termination and to have retired on the last day of such period.
If due to insurance company or Internal Revenue Service restrictions, the Executive is ineligible to continue to be covered under the terms of any such benefit plan or program, or in the event Executive is eligible but the benefits applicable to Executive under any such plan or program after termination of employment are not substantially equivalent to the benefits applicable to Executive immediately prior to termination or, if more favorable to the Executive, during the three-year period thereafter, the Company shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the Executive whole through other sources.
(e) Acceleration of Vesting. All stock options, restricted stock awards, long term incentive plan benefits and any other benefits that are subject to vesting based upon the continued employment of the Executive shall automatically become vested, unrestricted and/or exercisable, as the case may be.
(f) Outplacement Services. Full outplacement services provided by the professional outplacement consulting firm of Executive’s choosing, to a maximum of $50,000, provided that all expenses reimbursable under this subsection (vi) must be incurred and reimbursed no later than December 31 of the second calendar year following the calendar year in which Executive’s employment is terminated.
(g) Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies

(h) Supplemental Executive Retirement Plan Benefits.
(i) Accrued Benefit: In the event a Change in Control occurs (as defined in this Section 5(h)) and the Executive incurs a Separation from Service within two years following such Change in Control, the Executive shall, subject to Section 11, be entitled to lump sum payment of the Actuarial Equivalent of the Executive’s vested Accrued Benefit under the SERP, if any, adjusted as follows to the extent applicable to the Executive:
A. Additional Credit. Executive’s benefit and Accrued Benefit under the SERP shall be computed by crediting the Executive with the Additional Credit provided in Section 2.19(a) of the SERP; and
B. Actuarial Equivalent. The Actuarial Equivalent of the payments from the SERP determined under that Plan and this subsection shall be determined by taking into account the reduction for early commencement of benefits imposed by that Plan and by using reasonable actuarial assumptions. For purposes of determining the lump sum actuarial equivalent, the corresponding actuarial assumptions provided in the Retirement Plan (or, to the extent not provided in that Plan, as provided under GATT) shall be used.
(ii) Effect. The execution of this Agreement constitutes:
A. An amendment of the SERP with respect to Executive to effect the provisions of this Agreement;
B. An agreement by Executive to the terms of, and consent in accordance with Section 6.1(a) of the SERP to, the amended and restated SERP adopted by the Board of Directors as of October 16, 2006, and to the amendments to the SERP provided in this Agreement;
C. An agreement by the Company and Executive that Executive may not be removed from the Additional Credit provisions of the SERP; and
D. An agreement by the Company and Executive that Executive’s employment with any successor to the Company shall not cause forfeiture of Executive’s benefits under the SERP under Section 3.6(a) of the SERP. Payment of the SERP benefit as provided by this Agreement satisfies the Company’s obligations to Executive, if any, under the SERP.
(iii) Limitation. Notwithstanding any other provision of this Agreement, this subsection (h) does not provide any SERP benefit to Executive if Executive was not an Active Participant in the SERP at any time within six (6) months prior to the Change in Control, unless Executive was removed as an Active Participant in the SERP or the SERP was amended or terminated within six (6) months prior to the Change in Control
(iv) For purposes of this Section 5(h), “Change in Control” means any one of the following:
A. The failure of the Continuing Directors within any 12-month period to constitute at least a majority of the members of the Board;
B. The acquisition by any Person or Persons acting as a Group of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of the Company’s stock representing more than 50% of the total fair market value or total voting power of the Company’s outstanding stock;

C. The date any Person or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) stock of the Company possessing 30% or more of the total voting power of the Company’s outstanding stock; or
D. The date any Person or Persons Acting as Group (other than a Permitted Successor) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) substantially all of the assets of the Company
For the purposes of this Section 5(h)(iv), “Permitted Successor” means any one of the following:
i. A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company;
ii. A Subsidiary;
iii. A Person or Persons Acting as a Group that owns, directly, or indirectly 50% or more of the total value or voting power of all of the Company’s outstanding stock; or
iv. Any entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a Person or Persons Acting as a Group described in paragraph C above.
(i) Definitions. For purposes of this Section 5 of this Agreement:
(i) “Act” means the Securities Exchange Act of 1934, as amended.
(ii) Except as set forth above in Section 5(h)(iv), “Change in Control” means any one of the following:
A. The failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board;
B. The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding common stock of the Company or the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;
C. The approval by the stockholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or
D. The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of its assets other than to a Permitted Successor.

(iii) “Continuing Directors” means those individuals constituting the Board as of the Effective Date and any subsequent directors whose election or nomination for election by the Company’s stockholders was approved by a vote of two thirds of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(iv) “Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of its employees.
(v) Except as set forth above in Section 5(h)(iv), “Permitted Successor” means a corporation which, immediately following the consummation of a Change in Control above, satisfies all of the following criteria:
A. Sixty percent or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company’s outstanding common stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction;
B. No Person beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors; and
C. At least a majority of the board of directors is comprised of Continuing Directors.
(vi) “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended.
(vii) “Persons Acting as a Group” means owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time.

(viii) “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.
6. Indemnification. The Company agrees to indemnify the Executive to the fullest extent provided by Article VI of the Company’s Bylaws, as in effect on the Effective Date, regardless of whether such Bylaw provisions are hereafter amended, eliminated or held to be invalid as a matter of Delaware law. The Company’s indemnification obligations shall survive the expiration or termination of the Term for any reason.
7. Employment Covenants.
(a) Non-Solicitation. In recognition of the highly competitive nature of the industries in which the Company conducts its business, and to further protect the goodwill of the Company and to promote and preserve its legitimate business interests, the Executive agrees that during the two year period following his termination of employment under circumstances that entitle the Executive to receive payments under Section 4 or Section 5 of his Agreement, the Executive shall not:
(i) directly or indirectly (A) induce any current customer of the Company to patronize any business directly or indirectly in competition with the Business conducted by the Company; (B) request or advise any of the current customers to withdraw, curtail or cancel any business with the Company; or
(ii) directly or indirectly employ any person who was employed by the Company at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment; provided, that, the Executive may hire an employee of the Company or any of its affiliates who was terminated by the Company or resigned from employment with the Company so long as the Executive did not directly or indirectly influence such termination or resignation.
The Executive acknowledges that in the event of his breach of the foregoing covenant, money damages would be an inadequate remedy. Accordingly, and notwithstanding any other provision of this Agreement, without prejudice to the rights of the Company to seek such damages or other remedies available to it, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief in any proceeding which the Company may bring to enforce the foregoing covenant not to compete on its express and explicit terms without the necessity of posting a bond.

(b) Confidential Information. Executive agrees that all Confidential Information shall be the sole property of the Company, and Executive agrees that he shall not during the Term nor thereafter, use for his benefit or the benefit of others or disclose at any time Confidential Information or take with him upon termination of this Agreement any records, papers, reports, lists, computer tapes or disks or any other materials of any nature that contain any Confidential Information. “Confidential Information” shall mean all information other than General Knowledge (defined below) relating to the Company’s: (i) business or existing projects including all those in various stages of research and development including all unpublished plans for new products or services; (ii) financial information, internal business procedures and other information which relate to the way the Company conducts its business and which are not publicly available; (iii) data written by the Company’s employees or others, including source codes, object codes, marketing and development plans, budgets, forecasts, forecast assumptions and future plans and potential strategies of the Company which have been or are being discussed; (iv) unpublished pricing data; (v) identity, buying habits and practices of the Company, its suppliers and customers to the extent not publicly available; (vi) information regarding the skills or compensation of employees of the Company; (vii) the Intellectual Property of the Company and any information pertaining thereto; (viii) materials and information supplied by customers or clients to the Company that contain data regarding any research, products, procedures or the like; and (ix) any other information deemed confidential by the Company by marking such information with the word “Confidential” or similar word; by orally advising the Executive that the information is confidential or by treating the information in such a manner that the Executive should reasonably believe it to be deemed confidential by the Company. “General Knowledge” shall mean (i) general skills or experience gained during Executive’s employment with, consultation for or work for the Company; and (ii) information and data publicly available.
(c) Records. All files, records, memoranda and other documents regarding former, existing or prospective customers of the Company or relating in any manner whatsoever to Confidential Information (collectively, “Records”), whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Executive’s employment with the Company, or at any other time specified by the Board. The retention and use by Executive of duplicates in any form of Records is prohibited after the termination of Executive’s employment with the Company.
(d) Breach. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Section 7, and Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.
(e) Survival. Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Section 7 shall survive and be binding upon Executive unless a written agreement which specifically refers to the termination of the obligations and covenants of this Section 7 is executed by the Company.

8. Mitigation. Except as otherwise provided in this Agreement pertaining to medical and other welfare benefits, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which the Executive may reasonably incur as a result of any contest by (i) the Company, provided that the Executive prevails in at least one material issue, (ii) the Executive, provided that the Executive prevails in at least one material issue, or (iii) others, of the validity or enforceability of, or liability under, any provision of this Agreement (including, without limitation, as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).
9. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and the failure of the Company to do so shall be deemed Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this Agreement shall be instituted in the state or federal courts in the States of either Michigan or Delaware, and the parties agree not to assert, in any action, suit or proceeding by way of motion, as a defense or otherwise, any claim that either party is not personally subject to the jurisdiction of such court, or that such action, suit or proceeding is brought in an inconvenient forum, or that the venue is improper or that the subject matter hereof cannot be enforced in such court. The parties hereby irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding and agree that service of all process in any such action, suit or proceeding in any such court may be made by registered or certified mail, return receipt requested, to its address set forth in this Agreement, such service being hereby acknowledged by such party to be sufficient for personal jurisdiction in any action against such party in any such court and to be otherwise effective and binding service in every respect.
(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by commercial overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
James O’Leary
c/o Berkowitz, Trager & Trager, LLC
Wright Street, 2nd Floor
Westport, Connecticut 06880
Attention: Richard Berkowitz, Esq.
If to the Company:
Kaydon Corporation
East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108
Attention: Vice President and General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(g) This Agreement supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Special Rules Regarding Section 409A of the Internal Revenue Code.
(a) Notwithstanding anything herein to the contrary, if the Company determines that any amounts that become due under this Plan as a result of a Participant’s cessation of employment with the Company constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (“Separation from Service”). If, at the time of Executive’s Separation from Service, the Participant is a “specified employee” (under Internal Revenue Code Section 409A), any amount that the Company determines constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. For the purposes of this Agreement, each payment that is part of a series of installment payments shall be as a right to a series of separate payments within the meaning of Code Section 409A.
(b) The determination of whether a payment under this Agreement constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be made by the Company in good faith. If the Company determines that any such payments are subject to the 409A Suspension Period, and the Executive does not believe that such determination is reasonable, then the Company and the Executive shall mutually select, at the Company’s expense, an independent outside counsel to render a legal opinion regarding the applicability of the 409A Suspension Period. If the outside counsel described in the preceding sentence agrees with the Company’s determination that any payments due to the Executive under this agreement should be subject to the 409A Suspension Period, then such payments shall commence after the end of the 409A Suspension Period as set forth in this Section 11; provided however, if such outside counsel determines that such payments shall not be subject to the 409A Suspension Period, then such payments shall commence within fourteen (14) days of the date of such counsel’s determination. The parties agree that payments made upon termination for Good Reason shall be deemed “nonqualified deferred compensation” and are subject to the 409A Suspension Period, unless at the time of such termination, the Company with advice of counsel determines that based on the facts and circumstances of such termination, such payments are not “nonqualified deferred compensation” and no delay is necessary.
12. Certain Additional Payments by the Company.
(a) Tax Reimbursement Payment. Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any person whose actions result in a change of ownership covered by Code Section 280G or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a change in ownership of a direct or indirect parent thereof (collectively, the “Covered Payments”) is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional amount (the “Tax Reimbursement Payment”) such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself) Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 12 is that (a) Executive, after paying his federal, state and local income tax and any payroll taxes on Executive, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 12, and (b) that Executive should never be “out-of-pocket” with respect to any tax or other amount subject to this Section 12, whether payable to any taxing authority or repayable to the Company, and this Section 12 shall be interpreted accordingly. Further, an additional payment will be made to the Executive in the amount necessary to cover the full cost of any tax imposed on the Executive under Code Section 409A(a)(1)(A), if any (the “409A Tax Payment”), less the tax to which the Executive would have been subject to in any event on the income, plus the additional tax and interest imposed on the Executive under Code Section 409A(a)(1)(B), plus the Executive’s state and Federal income and employment taxes on this payment, as a result of severance payments made upon a Separation of Service from the Company as a result of his resignation for Good Reason.
(b) Certain Covered Payments. Except as otherwise provided in Section 12(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(i) such Covered Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) “base amount” shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company’s independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (the “Accountant”), deliver a written opinion to Executive, reasonably satisfactory to Executive’s legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute “parachute payments”, (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” allocable to such reasonable compensation, or (C) such “parachute payments” are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and
(ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

(c) Applicable Tax Rates, Etc. For purposes of determining the amount of the Tax Reimbursement Payment or the 409A Tax Payment, Executive shall be deemed:
(i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment or the 409A Tax Payment is made or is to be made; and
(ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment or 409A Tax Payment in Executive’s adjusted gross income.
(d) Correction of Tax Reimbursement Payment; Refunds.
(i) (A) In the event that prior to the time Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) or a termination for Good Reason occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment or 409A Tax Payment to be less than the amount determined at the time the Tax Reimbursement Payment or 409A Tax Payment was made, Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment or 409A Tax Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment or 409A Tax Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment or 409A Tax Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment or 409A Tax Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.
(B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) or termination for Good Reason occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of the Company an amended tax return in accordance with the Accountant’s determination, but no portion of the Tax Reimbursement Payment or 409A Tax Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).
(C) In the event Executive receives a refund pursuant to (B) above and repays such amount to the Company, Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.
(D) Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if Executive’s claim for refund or credit is denied.

(ii) In the event that the Excise Tax or the 409A Tax Payment is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment or 409A Tax Payment, as applicable, is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment or the 409A Tax Payment ), the Company shall make an additional Tax Reimbursement Payment or 409A Tax Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.
(iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 12, subject to subpart (d)(i)(D) above, Executive shall permit the Company to control issues related to this Section 12 (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax, 409A tax or associated income taxes, Executive shall permit the representative of the Company to accompany him and Executive and his representative shall cooperate with the Company and its representative.
(iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 12 (other than by mutual agreement) or, if not required, agreed to by the Company and Executive, Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.
(e) Time of Payments. The Tax Reimbursement Payment or the 409A Tax Payment, or any portion thereof, payable by the Company shall, subject to Section 11 hereof, be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, or not required for the 409A Tax Payment the Company shall pay Executive the Tax Reimbursement Payment or 409A Tax Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein. In no event shall the Tax Reimbursement Payment or the 409A Tax Payment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.
(f) Fees, Etc. The Company shall be responsible for all charges of the Accountant and if clause (e) above is applicable the reasonable charges for the opinion given by Executive’s counsel.

(g) Further Agreement. The Company and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 12(d)(i)(D) hereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

KAYDON CORPORATION
By:	/s/ Debra Crane
	Name:	Debra Crane
	Title:	Vice President and General Counsel

EXECUTIVE:
/s/ James O’Leary
James O’leary